                                                                    Exhibit 99.1

                                 NETZEE, INC.

                               AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1998, 1999 AND 2000

                               TABLE OF CONTENTS

                                                                       PAGE
                                                                       ----
  REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS....................          F-2
  CONSOLIDATED FINANCIAL STATEMENTS
    Consolidated Balance Sheets as of December 31, 1999 and
       2000...................................................          F-3
    Consolidated Statements of Operations for the year ended
       December 31, 1998, for the period from January 1, 1999
       to February 28, 1999, for the period from March 1, 1999
       to December 31, 1999 and for the year ended December
       31, 2000...............................................          F-4
    Consolidated Statements of Changes in Shareholders'
       (Deficit) Equity for the year ended December 31, 1998,
       for the period from January 1, 1999 to February 28,
       1999, for the period from March 1, 1999 to December 31,
       1999 and for the year ended December 31, 2000..........          F-5
    Consolidated Statements of Cash Flows for the year ended
       December 31, 1998, for the period from January 1, 1999
       to February 28, 1999, for the period from March 1, 1999
       to December 31, 1999 and for the year ended December
       31, 2000...............................................          F-6
  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS..................          F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Netzee, Inc.:

     We have audited the accompanying consolidated balance sheets of NETZEE, INC. (a Georgia corporation, formerly Direct Access Interactive, Inc.) AND SUBSIDIARIES as of December 31, 1999 and 2000 and the related consolidated statements of operations, shareholders' equity, and cash flows for the period from March 1, 1999 to December 31, 1999 and for the year ended December 31, 2000 and the consolidated statements of operations, shareholders' deficit, and cash flows of its predecessor (Direct Access Interactive, Inc.) for the year ended December 31, 1998 and for the period from January 1, 1999 to February 28, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Netzee, Inc. and subsidiaries as of December 31, 1999 and 2000, the results of their operations and their cash flows for the year ended December 31, 2000 and the period from March 1, 1999 to December 31, 1999, and the results of operations and cash flow of its predecessor (Direct Access Interactive, Inc.) for the year ended December 31, 1998 and for the period from January 1, 1999 to February 28, 1999 in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Atlanta, Georgia
March 15, 2001

                                  NETZEE, INC.
                                AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31, 1999   DECEMBER 31, 2000
                                                              -----------------   -----------------
                                              ASSETS
Current assets:
  Cash and cash equivalents.................................    $ 11,255,099        $    960,231
  Short-term investments....................................              --             135,000
  Accounts receivable, net of allowance for doubtful
     accounts of $242,750 and $641,447, at December 31, 1999
     and 2000, respectively.................................       2,496,953           5,836,904
  Leases receivable, current................................         330,191             671,580
  Prepaid and other current assets..........................         503,364           1,130,294
                                                                ------------        ------------
          Total current assets..............................      14,585,607           8,734,009
  Property and equipment, net of accumulated depreciation of
     $141,138 and $3,552,971 at December 31, 1999 and 2000,
     respectively...........................................       6,938,710           6,616,804
  Intangible assets, net of accumulated amortization of
     $12,756,780 and $47,824,555 at December 31, 1999 and
     2000, respectively.....................................     120,611,688          89,950,659
  Leases receivable, net of current portion.................         922,788           1,202,606
  Other non-current assets..................................         185,463             210,942
                                                                ------------        ------------
          Total assets......................................    $143,244,256        $106,715,020
                                                                ============        ============

                               LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................    $  2,873,278        $  1,784,480
  Accrued liabilities.......................................       1,361,029           4,372,821
  Deferred revenue..........................................       5,425,278           7,263,099
  Note payable, current portion.............................         103,462             134,231
  Other current liabilities.................................          24,200             668,151
                                                                ------------        ------------
          Total current liabilities.........................       9,787,247          14,222,782
  Related-party borrowings..................................      10,956,930          20,000,000
  Note payable, net of current portion......................       1,215,673           1,465,590
  Deferred revenue, net of current portion..................         904,032           1,436,576
                                                                ------------        ------------
          Total liabilities.................................      22,863,882          37,124,948
Commitments and contingencies

Redeemable preferred stock, no par value; 5,000,000 shares
  authorized: 8% convertible preferred stock, $13 stated
  value; 500,000 shares authorized, issued and outstanding
  at December 31, 1999 and 2000.............................       6,500,000           6,500,000
Shareholders' equity:
  Common stock, no par value; 70,000,000 shares authorized
     at December 31, 1999 and 2000, respectively; 20,395,855
     and 26,867,960 shares issued and outstanding at
     December 31, 1999 and 2000, respectively...............     148,056,611         192,304,886
  Notes receivable from shareholders........................      (3,314,799)         (1,525,467)
  Deferred stock compensation...............................      (8,547,212)         (3,595,682)
  Warrants outstanding for the purchase of 461,876 and 0
     shares at December 31, 1999 and 2000, respectively.....       4,618,760                  --
  Accumulated deficit.......................................     (26,932,986)       (124,093,665)
                                                                ------------        ------------
          Total shareholders' equity........................     113,880,374          63,090,072
                                                                ------------        ------------
          Total liabilities and shareholders' equity........    $143,244,256        $106,715,020
                                                                ============        ============

                 The accompanying notes are an integral part of
                       these consolidated balance sheets.

     The year ended December 31, 1999 is presented in two columns below due to the acquisition of the predecessor on March 9, 1999, which established a new basis of accounting for certain assets and liabilities of Netzee, Inc. The purchase method of accounting was used to record assets acquired and liabilities assumed by Netzee, Inc. Such accounting generally results in increased amortization reported in future periods. Accordingly, the accompanying consolidated financial statements of the Predecessor and Netzee, Inc. are not comparable in all material respects, since those financial statements report financial position, results of operations, and cash flows on a different basis of accounting.

                                  NETZEE, INC.
           (FORMERLY DIRECT ACCESS INTERACTIVE, INC. ("PREDECESSOR"))
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                           PREDECESSOR                        NETZEE, INC.
                                                ---------------------------------   --------------------------------
                                                                    FOR THE              FOR THE
                                                                  PERIOD FROM          PERIOD FROM
                                                 YEAR ENDED    JANUARY 1, 1999 TO   MARCH 1, 1999 TO     YEAR ENDED
                                                DECEMBER 31,      FEBRUARY 28,        DECEMBER 31,      DECEMBER 31,
                                                    1998              1999                1999              2000
                                                ------------   ------------------   -----------------   ------------
Revenues:
  Monthly maintenance and service.............   $ 136,141          $ 33,082          $  1,737,592      $ 17,760,838
  License, hardware, implementation and
    other.....................................     454,871            57,080               522,159         2,150,706
                                                 ---------          --------          ------------      ------------
        Total revenues........................     591,012            90,162             2,259,751        19,911,544
Operating expenses:
  Cost of services, license, hardware,
    implementation and maintenance............     465,577            44,358             1,913,960        10,105,570
  Selling and marketing.......................     110,603            12,350             2,575,257         9,422,085
  General and administrative, excluding
    amortization of stock-based compensation
    and restructuring costs...................     331,810            49,399             1,844,629        11,342,280
  Amortization of stock-based compensation....          --                --             4,591,888         3,192,688
  Restructuring costs.........................          --                --                    --           211,200
  Long-lived asset impairment charges.........          --                --                    --        26,300,278
  Depreciation................................      14,736             2,476               190,524         1,773,436
  Amortization................................          --                --            12,863,016        52,802,042
                                                 ---------          --------          ------------      ------------
        Total operating expenses..............     922,726           108,583            23,979,274       115,149,579
                                                 ---------          --------          ------------      ------------
Operating loss................................    (331,714)          (18,421)          (21,719,523)      (95,238,035)
Interest expense, net.........................     (20,147)           (3,469)             (670,503)       (1,050,664)
                                                 ---------          --------          ------------      ------------
Loss before extraordinary loss................    (351,861)          (21,890)          (22,390,026)      (96,288,699)
Extraordinary loss............................          --                --            (4,518,760)               --
                                                 ---------          --------          ------------      ------------
Net loss before preferred dividends and
  cumulative effect of change in accounting
  principle...................................    (351,861)          (21,890)          (26,908,786)      (96,288,699)
Preferred stock dividends.....................          --                --               (24,200)         (520,000)
                                                 ---------          --------          ------------      ------------
Net loss attributable to common shareholders
  before cumulative effect of change in
  accounting principle........................    (351,861)          (21,890)          (26,932,986)      (96,808,699)
Cumulative effect of change in accounting
  principle...................................          --                --                    --          (351,980)
                                                 ---------          --------          ------------      ------------
Net loss attributable to common
  shareholders................................   $(351,861)         $(21,890)         $(26,932,986)     $(97,160,679)
                                                 =========          ========          ============      ============
Basic and diluted loss per share before
  extraordinary item..........................   $   (0.04)                           $      (1.94)     $      (4.35)
Extraordinary loss per share..................          --                                   (0.40)               --
                                                 ---------                            ------------      ------------
Basic and diluted net loss per share before
  cumulative effect of change in accounting
  principle...................................       (0.04)                                  (2.34)            (4.35)
Loss per share from cumulative effect of
  change in accounting principle..............          --                                      --             (0.02)
                                                 ---------                            ------------      ------------
Basic and diluted net loss per share..........   $   (0.04)                           $      (2.34)     $      (4.37)
                                                 =========                            ============      ============
Weighted average common shares outstanding....   8,000,000                              11,542,034        22,249,126
                                                 =========                            ============      ============

 The accompanying notes are an integral part of these consolidated statements.

     The purchase method of accounting was used to record assets acquired and liabilities assumed by Netzee, Inc. which established a new basis. Such accounting generally results in increased amortization reported in future periods. Accordingly, the accompanying consolidated financial statements of the Predecessor and Netzee, Inc. are not comparable in all material respects, since those financial statements report financial position, results of operations, and cash flows on a different basis of accounting.

                                  NETZEE, INC.
           (FORMERLY DIRECT ACCESS INTERACTIVE, INC. ("PREDECESSOR"))
                                AND SUBSIDIARIES

      CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' (DEFICIT) EQUITY

                                             COMMON STOCK
                                       -------------------------                  SHAREHOLDERS'       DEFERRED      ACCUMULATED
                                         SHARES        AMOUNT       WARRANTS     NOTES RECEIVABLE   COMPENSATION      DEFICIT
                                       ----------   ------------   -----------   ----------------   ------------   -------------
Predecessor:
  Balance, December 31, 1998.........   2,000,000   $     50,871   $        --     $        --      $        --    $    (505,689)
  Net loss...........................          --             --            --              --               --          (21,890)
                                       ----------   ------------   -----------     -----------      ------------   -------------
Balance, February 28, 1999...........   2,000,000   $     50,871   $        --     $        --      $        --    $    (527,579)
                                       ==========   ============   ===========     ===========      ============   =============
Netzee, Inc.:
Initial InterCept investment, March
  9, 1999............................   8,000,000   $  1,379,965   $        --     $        --      $        --    $          --
Issuance of common stock for notes
  receivable.........................   1,555,000      3,110,000            --      (3,110,000)              --               --
Capital contributions................          --      1,990,556            --              --               --               --
Issuance of common stock in
  connection with acquisitions.......   6,122,238     71,884,011            --              --               --               --
Issuance of common stock in
  connection with marketing
  agreements.........................     128,617      1,479,096            --              --               --               --
Deferred stock-based compensation....     160,000     13,224,100            --         (85,000)     (13,139,100)              --
Amortization of deferred stock-based
  compensation.......................          --             --            --              --        4,591,888               --
Stock options exercised for note
  receivable.........................      30,000         93,300            --         (93,300)              --               --
Payment of shareholder notes.........          --             --            --          85,000               --               --
Interest on shareholder notes........          --             --            --        (111,499)              --               --
Issuance of warrants to purchase
  common stock.......................          --             --     4,618,760              --               --               --
Initial public offering proceeds, net
  of expenses........................   4,400,000     54,895,583            --              --               --               --
Net loss attributable to common
  shareholders.......................          --             --            --              --               --      (26,932,986)
                                       ----------   ------------   -----------     -----------      ------------   -------------
Balance, December 31, 1999...........  20,395,855    148,056,611     4,618,760      (3,314,799)      (8,547,212)     (26,932,986)
                                       ----------   ------------   -----------     -----------      ------------   -------------
Exercise of warrants to purchase
  common stock.......................     461,876      6,119,857    (4,618,760)             --               --               --
Issuance of common stock and options
  to purchase common stock in
  connection with acquisitions.......   5,641,852     39,834,929            --              --               --               --
Issuance of common stock in
  connection with employer 401(k)
  match..............................     379,210        142,204            --              --               --               --
Forfeiture of restricted shares......     (25,000)      (375,000)           --              --          375,000               --
Initial public offering expenses.....          --       (107,480)           --              --               --               --
Exercise of stock options............      14,167         17,607            --              --               --               --
Interest on shareholder notes........          --             --            --        (214,241)              --               --
Repayment of shareholders' notes.....          --             --            --       2,003,573               --               --
Amortization of deferred stock-based
  compensation.......................          --             --            --              --        3,192,688               --
Forfeiture of stock options..........          --     (1,383,842)           --              --        1,383,842               --
Net loss attributable to common
  shareholders.......................          --             --            --              --               --      (97,160,679)
                                       ----------   ------------   -----------     -----------      ------------   -------------
  Balance, December 31, 2000.........  26,867,960   $192,304,886   $        --     $(1,525,467)     $(3,595,682)   $(124,093,665)
                                       ==========   ============   ===========     ===========      ============   =============

                                            TOTAL
                                        SHAREHOLDERS'
                                       (DEFICIT) EQUITY
                                       ----------------
Predecessor:
  Balance, December 31, 1998.........    $   (454,818)
  Net loss...........................         (21,890)
                                         ------------
Balance, February 28, 1999...........    $   (476,708)
                                         ============
Netzee, Inc.:
Initial InterCept investment, March
  9, 1999............................    $  1,379,965
Issuance of common stock for notes
  receivable.........................              --
Capital contributions................       1,990,556
Issuance of common stock in
  connection with acquisitions.......      71,884,011
Issuance of common stock in
  connection with marketing
  agreements.........................       1,479,096
Deferred stock-based compensation....              --
Amortization of deferred stock-based
  compensation.......................       4,591,888
Stock options exercised for note
  receivable.........................              --
Payment of shareholder notes.........          85,000
Interest on shareholder notes........        (111,499)
Issuance of warrants to purchase
  common stock.......................       4,618,760
Initial public offering proceeds, net
  of expenses........................      54,895,583
Net loss attributable to common
  shareholders.......................     (26,932,986)
                                         ------------
Balance, December 31, 1999...........     113,880,374
                                         ------------
Exercise of warrants to purchase
  common stock.......................       1,501,097
Issuance of common stock and options
  to purchase common stock in
  connection with acquisitions.......      39,834,929
Issuance of common stock in
  connection with employer 401(k)
  match..............................         142,204
Forfeiture of restricted shares......              --
Initial public offering expenses.....        (107,480)
Exercise of stock options............          17,607
Interest on shareholder notes........        (214,241)
Repayment of shareholders' notes.....       2,003,573
Amortization of deferred stock-based
  compensation.......................       3,192,688
Forfeiture of stock options..........              --
Net loss attributable to common
  shareholders.......................     (97,160,679)
                                         ------------
  Balance, December 31, 2000.........    $ 63,090,072
                                         ============

 The accompanying notes are an integral part of these consolidated statements.

     The year ended December 31, 1999 is presented in two columns below due to the acquisition of the predecessor on March 9, 1999, which established a new basis of accounting for certain assets and liabilities of Netzee, Inc. The purchase method of accounting was used to record assets acquired and liabilities assumed by Netzee, Inc. Such accounting generally results in increased amortization reported in future periods. Accordingly, the accompanying consolidated financial statements of the Predecessor and Netzee, Inc. are not comparable in all material respects, since those financial statements report financial position, results of operations, and cash flows on a different basis of accounting.

                                  NETZEE, INC.
           (FORMERLY DIRECT ACCESS INTERACTIVE, INC. ("PREDECESSOR"))
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                PREDECESSOR                        NETZEE, INC.
                                                     ---------------------------------   --------------------------------
                                                                         FOR THE          FOR THE PERIOD
                                                      YEAR ENDED       PERIOD FROM             FROM           YEAR ENDED
                                                     DECEMBER 31,   JANUARY 1, 1999 TO   MARCH 1, 1999 TO    DECEMBER 31,
                                                         1998       FEBRUARY 28, 1999    DECEMBER 31, 1999       2000
                                                     ------------   ------------------   -----------------   ------------
Cash flows from operating activities:
  Net loss attributable to common shareholders.....   $(351,861)         $(21,890)         $(26,932,986)     $(97,160,679)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
    Cumulative effect of change in accounting
      principle....................................          --                --                    --           351,980
    Depreciation and amortization..................      14,736             2,476            13,053,540        54,575,478
    Stock-based compensation expense...............          --                --             4,591,888         3,192,688
    Asset impairment charges.......................          --                --                    --        26,300,278
    Provision for bad debt.........................          --                --                    --           579,590
    Extraordinary loss.............................          --                --             4,518,760                --
    Interest income on shareholder notes...........          --                --              (111,499)         (214,241)
    Changes in assets and liabilities, net of
      effect of acquisitions:
      Accounts receivable..........................     (16,558)           12,606            (2,008,746)       (2,946,615)
      Leases receivable............................          --                --              (198,873)         (621,207)
      Prepaid and other current assets.............          --                --              (303,528)         (387,938)
      Accounts payable and accrued liabilities.....      92,794           (42,889)            3,238,796          (956,124)
      Accrued restructuring costs..................          --                --                    --            98,300
      Deferred revenue.............................      35,375            41,222             1,602,925           990,444
      Other current liabilities....................          --                --                24,200           639,085
                                                      ---------          --------          ------------      ------------
        Net cash used in operating activities......    (225,514)           (8,475)           (2,525,523)      (15,558,961)
                                                      ---------          --------          ------------      ------------
Cash flows from investing activities:

  Acquisitions, net of cash acquired...............          --                --           (48,938,638)               --
  Purchase of short-term investments...............          --                --                    --          (135,000)
  Purchase of property, equipment and capitalized
    software.......................................     (18,031)               --            (4,233,946)       (4,138,335)
                                                      ---------          --------          ------------      ------------
        Net cash used in investing activities......     (18,031)               --           (53,172,584)       (4,273,335)
                                                      ---------          --------          ------------      ------------
Cash flows from financing activities:

  Contributions from shareholder...................          --                --             1,240,556                --
  Related party borrowings.........................          --                --            41,830,132        27,046,095
  Payments on related party borrowings.............          --                --           (31,524,798)      (18,003,025)
  Increase (decrease) in line of credit............     199,973                --              (277,473)               --
  Payments on notes payable........................          --                --               (25,865)       (3,403,911)
  Net proceeds from refinancing of note payable....          --                --                    --           400,192
  Repayment of shareholder notes...................          --                --                    --         2,003,573
  Payments of preferred stock dividends............          --                --                    --           (24,200)
  Proceeds from exercise of warrants...............          --                --                    --         1,501,097
  Proceeds from exercise of options for common
    stock..........................................          --                --                    --            17,607
  Sale of common stock.............................          --                --            55,707,144                --
  Increase (decrease) in related party loans from
    shareholder of predecessor entity..............      29,500            (2,000)                   --                --
                                                      ---------          --------          ------------      ------------
        Net cash provided by (used in) financing
          activities...............................     229,473            (2,000)           66,949,696         9,537,428
                                                      ---------          --------          ------------      ------------
Net (decrease) increase in cash and cash
  equivalents......................................     (14,072)          (10,475)           11,251,589       (10,294,868)
Cash and cash equivalents, beginning of period.....      28,057            13,985                 3,510        11,255,099
                                                      ---------          --------          ------------      ------------
Cash and cash equivalents, end of period...........   $  13,985          $  3,510          $ 11,255,099      $    960,231
                                                      =========          ========          ============      ============

        The accompanying notes are an integral part of these statements.

                                  NETZEE, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1999 AND 2000

1. ORGANIZATION AND NATURE OF BUSINESS

ORGANIZATION, FORMATION AND CERTAIN ACQUISITIONS

     Netzee, Inc. ("we," "Netzee" or the "Company") is a provider of Internet banking products and services and Internet commerce solutions to small and mid-sized banks, thrifts and credit unions, typically with assets of less than $10 billion. We provide solutions that enable financial institutions to offer their customers a wide array of financial products and services over the Internet. We also offer financial institutions custom web site design, implementation and marketing services, telephone banking products and other support applications.

     Netzee was formed as a Georgia corporation in August 1999 to be merged with Direct Access Interactive, Inc. ("Direct Access" or the "Predecessor"), a company that was formed in October 1996 to provide Internet and telephone banking products and services. In March 1999, The InterCept Group, Inc. ("InterCept") acquired Direct Access as a wholly owned subsidiary. InterCept currently owns approximately 28% of our common stock.

     In August 1999, Direct Access acquired SBS Corporation ("SBS") in a merger. Immediately after the merger, Direct Access sold all of the assets of SBS, other than its Internet and telephone banking assets, to our former parent company, InterCept. Based in Birmingham, Alabama, SBS provided automated technology products and services, including Internet and telephone banking systems, to community financial institutions nationwide.

     In September 1999, Direct Access was merged into Netzee, with Netzee being the surviving corporation. On that same day, Netzee acquired the Internet banking divisions (the "Divisions") of each of TIB The Independent BankersBank ("TIB"), a Texas state chartered and Federal Reserve member bank, and The Bankers Bank, a Georgia state chartered and Federal Reserve member bank. Each of these entities is a "bankers' bank," which is a bank that exclusively serves and is owned by other financial institutions.

     In September 1999, we also acquired all of the ownership interests in Call Me Bill, LLC ("Call Me Bill"). Based in Elizabethtown, Kentucky, Call Me Bill provides 24-hour electronic bill payment services to financial institutions' customers. Subsequently, we integrated these services into our core Internet banking product.

     In September 1999, we also acquired Dyad Corporation ("Dyad"). Based in Norcross, Georgia, Dyad developed, among other things, proprietary loan application, approval and fulfillment software.

     In November 1999, we completed our initial public offering. We issued 4,400,000 shares of common stock (including the exercise of a portion of the underwriter's over-allotment option) at an offering price of $14 per share. Net proceeds from the offering were approximately $55 million after deducting underwriters' discounts, commissions and expenses of the offering. We used the proceeds to repay principal and accrued interest owed to InterCept from previous working capital advances and to acquire DPSC Software, Inc. ("DPSC").

     In December 1999, a wholly-owned subsidiary of Netzee acquired certain of the assets and assumed certain of the liabilities of DPSC. Located near Los Angeles, California, DPSC provided regulatory reporting and support applications designed to meet the special needs of community financial institutions. Subsequent to December 31, 2000, we sold substantially all of these assets to InterCept, which assumed certain liabilities associated with such assets (see
Note 18).

     In March 2000, we acquired certain of the assets and assumed certain liabilities of Digital Visions, Inc. ("DVI"). Based in Minneapolis, Minnesota, DVI provided Internet-based financial information tools for community financial institutions.

                                  NETZEE, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     In July 2000, we acquired certain assets and assumed certain liabilities of Card Plus, Inc. ("Card Plus"). Located in Norcross, Georgia, Card Plus provided software and systems development, as well as outsourced consultants for systems development.

     In November 2000, we acquired certain assets and assumed certain liabilities of John H. Harland Company ("Harland"). The assets acquired are principally located in Trumbull, Connecticut and Portland, Oregon and are used to provide Internet banking and bill payment services. As a result of our purchase of these assets, Harland acquired beneficial ownership of approximately 16% of our common stock.

     We collectively refer to Call Me Bill, Card Plus, DPSC, DVI, Dyad, the Internet banking and bill payment assets of Harland, the Internet and telephone banking operations of SBS and the Divisions as the "Acquired Operations."

     We have incurred net losses since our inception. As of December 31, 2000, we had an accumulated deficit of approximately $124 million. These losses have resulted from the costs we have incurred to develop our products and services, increase our customer base and build our infrastructure. We believe that our existing capital resources, together with cash provided by our operations and borrowings under our credit facility, will be sufficient to fund our working capital requirements for the next 12 months. If we are unable to achieve our cost savings goals, if our working capital requirements exceed our current expectations, if cash provided by our operations is less than anticipated, or if we make additional acquisitions, we may need to raise additional capital either through debt or equity sources before that time. We cannot be sure that we will be able to obtain the additional financing necessary to satisfy these additional capital requirements or to implement our growth strategy on acceptable terms or at all. If we cannot obtain this financing on terms acceptable to us, we may be forced to curtail some planned business expansion, we may be unable to fund our ongoing operations, or we may have to cease operations altogether. Alternatively, we may be required to reduce the level of spending on capital and operating expenses in order to utilize our existing financing and sources of liquidity to operate the business on a reduced scale.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The financial statements of the Predecessor for the year ended December 31, 1998 and for the period from January 1, 1999 through February 28, 1999, include only the accounts of Direct Access. The consolidated financial statements for the period from March 1, 1999 to December 31, 1999 and for the year ended December 31, 2000 include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

     The consolidated financial statements of the Predecessor and the Company are not comparable in all material respects, since those financial statements report the financial position, results of operations, and cash flows on a different basis of accounting. Although Direct Access was acquired on March 9, 1999, the accompanying financial statements for the year ended December 31, 1999 are presented as if the acquisition occurred on the close of business on February 28, 1999 instead of March 9, 1999. The operations between March 1, 1999 and March 9, 1999 were not material. The accompanying financial statements prior to February 28, 1999 present the financial position and the results of operations and cash flows of Direct Access, the predecessor to Netzee.

     The Acquired Operations noted above were accounted for using the purchase method of accounting. Accordingly, the results of operations of the Acquired Operations have been included in the consolidated financial statements from their respective dates of acquisition forward.

                                  NETZEE, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     We consider all short-term, highly liquid investments with an original maturity date of three months or less to be cash equivalents.

SHORT TERM INVESTMENTS

     Short-term investments are comprised of certificates of deposit and are related to certain operating stand-by letters of credit.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost and are depreciated using the straight-line method over the estimated useful lives of the assets for financial reporting purposes. Effective March 9, 1999, the property and equipment of the Predecessor was re-stated to the fair value at the date of acquisition. Major additions and improvements are charged to the property accounts while replacements, maintenance and repairs, which do not improve or extend the lives of assets, are expensed in the current period. Estimated useful lives for our assets are as follows.

                                     lesser of 2 to 3 years, or term of
Leasehold improvements.............  lease
Computer equipment.................  3 to 5 years
Furniture and fixtures.............  10 years
Machinery and other equipment......  3 to 15 years
Software...........................  3 to 5 years

INTANGIBLE ASSETS

     Intangible assets consist of the intangibles recorded in the acquisitions discussed in Note 1 and include acquired technology, workforce, contracts in progress, marketing agreements and goodwill. The carrying amounts of the intangible assets are reviewed for impairment when events and circumstances indicate that the recorded costs may not be recoverable in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121. If the review indicates that the undiscounted cash flows from operations of the related intangible assets over the remaining amortization period are expected to be less than the recorded amount of the intangible, our carrying value of the intangible asset would be reduced to its estimated fair value determined based on discounted future cash flows. We recorded impairment charges related to certain intangible assets during 2000 (see Note 10).

     We have allocated the value of acquired intangible assets to acquired technology, workforce, contracts in progress, marketing agreements and goodwill. The value of workforce was determined by reference to the cost of the workforce retained and is amortized on a straight-line basis over a period of three years. Contracts in progress represent existing customer contracts acquired. The value of contracts in progress was determined by reference to the recurring revenue generated from existing customers and is amortized on a straight-line basis over a period of three to four years. Marketing agreements represent agreements with several bankers' banks to use their best efforts to promote and market our products and services to community financial institutions on

                                  NETZEE, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

an exclusive basis. Marketing agreements are amortized on a straight-line basis over a period of two years. Excluding intangible assets acquired from Card Plus, we determined that the remaining value of intangible assets was related to acquired technology. Acquired technology also represents internally developed software acquired and is amortized on a straight-line basis over a period of three years. Intangible assets obtained in the Card Plus acquisition in excess of amounts allocated to workforce were allocated to goodwill and amortized on a straight-line basis over a period of three years.

SOFTWARE DEVELOPMENT COSTS

     We account for costs incurred to develop software applications in accordance with the American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use. SOP 98-1 requires that entities capitalize certain internal use software costs, which includes software design, coding, installation, configuration and testing, once technical feasibility of the developed software is attained. Costs incurred in the process of attaining technological feasibility, which includes the conceptual formulation and evaluation of the software alternatives, and costs to upgrade and enhance software once developed are expensed as incurred. Under SOP 98-1, overhead, general and administration costs, support costs and training costs are not capitalized. Capitalized software costs are depreciated on a straight-line basis over the estimated useful life of the application. Depreciation commences when the application is put into production. We perform an on-going assessment of the carrying value of our capitalized software cost in accordance with SFAS 121.

REVENUE RECOGNITION

     Our revenue has historically been derived from (1) the licensing of software for Internet banking and telephone banking, (2) implementation of the Internet banking and telephone banking software, (3) sale of hardware, and (4) maintenance and support services for the Internet banking and telephone banking software. We historically charged a non-refundable license, hardware, and implementation fee, with an annual maintenance fee, which is typically renewed every 12 months. The revenue from software license fees was recognized in accordance with SOP No. 97-2, "Software Revenue Recognition," in 1998 and 1999. During that period, we recognized a one-time nonrefundable software, hardware, and implementation fee upon completion of the implementation of software and hardware. The maintenance fee was recognized ratably over the maintenance period, typically 12 months.

     Subsequent to June 30, 1999, we have entered into contracts pursuant to which we collect license and maintenance fees for services rendered typically on a monthly basis. The revenue from these arrangements is recognized as the services are rendered. We also collect fees based on the number of end users, which are recognized on a monthly basis.

     Our other support application fees are billed on a monthly, quarterly, or annual basis. Revenue from these arrangements is recognized ratably over the contract period, as services are provided.

     Subsequent to the acquisition of assets from Harland, we began to charge subscription-based fees as well as software license fees for our in-house Internet banking products. The subscription-based fees are recognized ratably over the term of the subscription, whereas the license fees are recognized in accordance with SOP No. 97-2.

     In the fourth quarter of fiscal 2000, we adopted Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition." SAB No. 101 established guidelines for the accounting for and disclosure of revenue transactions and clarified the basic criteria for the culmination of the earnings process. Pursuant to these guidelines, up-front fees associated with certain product implementations are now being recognized over the term of the underlying agreement, rather than upon the completion of product implementation as previously

                                  NETZEE, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

discussed. As the result of this implementation we have recorded a cumulative effect of change in accounting principle of $351,980.

DEFERRED REVENUE

     Deferred revenue represents accounts receivable and amounts collected prior to revenue recognition. The balance primarily consists of quarterly and annual billings collected in advance and recognized ratably over the subsequent three or twelve months, as applicable. Deferred revenues will be recognized as revenue as the related services are provided through 2005.

INCOME TAXES

     We account for our income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     In the event the future tax consequences of differences between the financial reporting bases and the tax bases of our assets and liabilities results in deferred tax assets, an evaluation of the probability of our ability to realize the future benefits indicated by such asset is required. A valuation allowance is provided for a portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income and tax-planning strategies.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of financial instruments classified as current assets or liabilities, including cash and cash equivalents, short-term investments, accounts receivable and accounts payable, approximate carrying value due to the short-term maturity of the instruments. The fair values of short-term and long-term debt amounts approximate carrying value and are based on their effective interest rates compared to current market rates.

COMPREHENSIVE LOSS

     Comprehensive loss for the year ended December 31, 1998, for the period from January 1, 1999 to February 28, 1999, for the period from March 1, 1999 to December 31, 1999 and for the year ended December 31, 2000 is the same as the net loss as presented in the accompanying statements of operations.

SEGMENT REPORTING

     We have adopted SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information," effective January 1, 1998. SFAS No. 131 establishes standards for the way that public business enterprises report selected information about operating segments in annual and interim financial statements. It also establishes standards for related disclosures about products and services, geographical areas and major customers. SFAS No. 131 requires the use of the "management approach" in disclosing segment information; based largely on how senior management generally analyzes the business operations. We currently operate in only one segment, and as such, no additional disclosure is required. Additionally, we did not have any operations, net assets or liabilities in foreign locations.

                                  NETZEE, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

RECLASSIFICATIONS

     Certain amounts in prior period financial statements have been reclassified to conform with the current year presentation. These reclassifications had no impact on previously reported results of operations.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including instruments embedded in other contracts. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities measured based on their fair values. SFAS No. 133 was adopted effective January 1, 2001. Since we do not utilize these instruments or participate in these activities, SFAS No. 133 did not have an impact on our consolidated financial statements.

     In the fourth quarter of fiscal 2000, we adopted SAB No. 101, which establishes guidelines for revenue recognition and enhances revenue recognition disclosure requirements. Pursuant to this guideline, up-front fees associated with certain product implementations are now being recognized over the term of the underlying agreement, rather than upon the completion of product implementation. The cumulative impact of adopting SAB No. 101 was recorded as of January 1, 2000 and is reported as a change in accounting principle for our year ended December 31, 2000.

     The following unaudited pro forma consolidated financial information for the years ended December 31, 1998 and 1999 assumes that the change in accounting principle discussed in "Basis of Presentation" above occurred as of January 1, 1998.

                                                                1998          1999
                                                              ---------   ------------
                                                                    (UNAUDITED)
Loss attributable to common shareholders before cumulative
  effect of change in accounting principle..................  $(351,861)  $(26,954,876)
Cumulative effect of change in accounting principle.........         --       (351,980)
                                                              ---------   ------------
Pro forma net loss attributable to common shareholders......  $(351,861)  $(27,306,856)
                                                              =========   ============
Basic and diluted loss per share before cumulative effect of
  change in accounting principle............................  $   (0.04)  $      (2.34)
Cumulative effect of change in accounting principle per
  share.....................................................         --          (0.03)
                                                              ---------   ------------
Basic and diluted net loss per share........................  $   (0.04)  $      (2.37)
                                                              =========   ============

All of the pro forma effects of SAB 101 have been allocated to 1999 as we did not charge any up front fees for services in 1998.

3. ACQUISITIONS

ACQUISITION OF THE REMOTE INTERNET AND TELEPHONE BANKING DIVISION OF SBS CORPORATION

     On August 6, 1999, Direct Access purchased the remote banking operations of SBS. The purchase price for these operations included 2,600,000 shares of Direct Access common stock at the estimated fair market value of $11.50 per share and $21,534,625 in cash. Only the remote Internet and telephone banking operations of SBS were retained by the Company and the remaining operations were sold to InterCept in exchange for 450,000 shares of Direct Access common stock valued at $11.50 per share, for a total sales price of $5,175,000. The Company recorded no gain or loss on the sale of assets to InterCept, as the sale was a related party transaction. The acquisition of SBS was accounted for as a purchase. The results of operations of SBS have been included in the consolidated financial statements from the date of acquisition. The excess of the purchase

                                  NETZEE, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

price over the net tangible assets acquired was allocated to the following intangible assets with the following amortization lives:

Acquired technology.........................................  $45,041,300   3 years
Contracts in progress.......................................    1,340,000   4 years
Workforce...................................................      440,000   3 years

ACQUISITIONS OF THE INTERNET BANKING DIVISIONS OF TIB THE INDEPENDENT BANKERSBANK AND THE BANKERS BANK

     On September 3, 1999, we purchased the Divisions. The acquisitions of the Divisions were accounted for as purchases. The purchase price of the Divisions included a total of 2,722,000 shares of our common stock valued at $11.50 per share, options to purchase a total of 55,000 shares of common stock at an exercise price of $5.00 per share granted to management and directors of the Divisions, and 76,000 shares of common stock sold to a third party for $100,000. The results of operations of the Divisions have been included in the consolidated financial statements from the date of acquisition. The excess of the purchase price over the tangible net assets was allocated to the following intangible assets with the following amortization lives:

Acquired technology.........................................  $28,353,000   3 years
Marketing agreements........................................    3,056,000   2 years
Workforce...................................................      330,000   3 years
Contracts in progress.......................................      150,000   3 years

ACQUISITION OF DYAD CORPORATION

     On September 3, 1999, we purchased Dyad. The purchase price of Dyad included 618,137 shares of our common stock valued at $11.50 per share and approximately $900,000 in cash. We also assumed debt owed by Dyad of approximately $3,500,000. The acquisition of Dyad was accounted for as a purchase. The results of operations of Dyad have been included in the consolidated financial statements from the date of acquisition. The excess of the purchase price over the net tangible assets acquired totaled approximately $12,290,000 and was allocated to acquired technology with a three-year amortization life. Certain of these intangible assets were written off during 2000 (see Note 10).

ACQUISITION OF CALL ME BILL, LLC

     On September 3, 1999, we purchased Call Me Bill. The purchase price of Call Me Bill included cash of approximately $3,288,000 and approximately 31,000 shares of our common stock sold to former owners of Call Me Bill for $10.50 per share. These shares were valued at $11.50 per share. The acquisition of Call Me Bill was accounted for as a purchase. The results of operations of Call Me Bill have been included in the consolidated financial statements from the date of acquisition. The excess of the purchase price over the net tangible assets acquired totaled approximately $3,530,000 and was allocated to acquired technology with a three-year amortization life.

ACQUISITION OF DPSC SOFTWARE, INC.

     On December 15, 1999, we purchased DPSC. The purchase price of DPSC included 525,000 shares of Netzee common stock valued at $14.375 per share, 500,000 shares of preferred stock valued at $13 per share, $18,500,000 in cash and the payment of other acquisition costs of approximately $1,000,000. The acquisition of DPSC was accounted for as a purchase. The results of operations of DPSC have been included in the consolidated financial statements from the date of acquisition. The excess of the purchase price over the net tangible assets acquired totaled $35,521,000 and was allocated to acquired technology with a three-year

                                  NETZEE, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

amortization life. Subsequent to December 31, 2000, substantially all of the assets we acquired from DPSC were sold to InterCept (see Note 19).

ACQUISITION OF DVI

     On March 7, 2000 we purchased DVI. The purchase price of DVI included 838,475 shares of our common stock valued at $22.125 per share and options to purchase 70,419 shares of common stock in exchange for the cancellation of options to purchase DVI common stock. In addition, we assumed approximately $3,300,000 in outstanding debt of DVI and $1,200,000 in operating liabilities and other acquisition costs. We also granted DVI the right to receive up to 628,272 additional shares of our common stock upon the attainment of certain revenue targets in fiscal years 2000 and 2001. None of these shares were issued based on fiscal 2000 performance. A potential obligation to issue up to 314,136 shares of common stock remains subject to the attainment of certain revenue targets for fiscal year 2001. The acquisition was accounted for as a purchase. The results of operations of DVI have been included in the consolidated financial statements from the date of the acquisition. The excess of the purchase price over the net tangible assets acquired was allocated to the following intangible assets with a three-year life:

Workforce...................................................  $ 1,390,000
Acquired Technology.........................................  $23,166,000

ACQUISITION OF CARD PLUS

     Effective July 1, 2000, we purchased Card Plus. The purchase price included 320,000 shares of our common stock valued at $7.00 per share and options to purchase 35,556 shares of common stock in exchange for the cancellation of Card Plus phantom stock units. Additionally, we granted Card Plus the right to receive up to 228,570 shares of common stock upon the attainment of certain revenue and employee retention goals for the period from July 1, 2000 to June 30, 2001. The acquisition was accounted for as a purchase. The results of operations of Card Plus have been included in the Consolidated Financial Statements since the effective date of the acquisition. The excess of purchase price over the net tangible assets acquired was allocated to the following intangible assets with a three-year life:

Workforce...................................................  $1,260,000
Goodwill....................................................  $1,427,000

ACQUISITION OF ASSETS FROM HARLAND

     Effective November 1, 2000, we purchased Harland's Internet banking and bill payment businesses and assumed certain liabilities related to those businesses. The purchase price included 4,400,000 shares of our common stock valued at $17.6 million and was accounted for as a purchase. As a result of this issuance, Harland owns approximately 16% of our common stock. The results of operations of Harland have been included in the consolidated financial statements from the effective date of the acquisition. The excess of the purchase price over the net tangible assets acquired was allocated to the following intangible assets with a three-year life:

Workforce...................................................  $   950,000
Acquired Technology.........................................  $17,880,000

     We will continue to evaluate the carrying amounts of these assets and liabilities for 12 months following the date of their acquisition and may adjust the allocations to intangible assets based on this evaluation.

                                  NETZEE, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited pro forma consolidated financial information for the years ended December 31, 1998, 1999 and 2000 assume that the acquisitions completed during fiscal 1999 occurred as of January 1, 1998, and the acquisitions completed during fiscal 2000 occurred as of January 1, 1999.

                                                1998           1999           2000
                                            ------------   ------------   -------------
Total revenue.............................  $  7,429,272   $ 23,381,008   $  33,681,667
Net loss..................................  $(51,898,855)  $(73,251,649)  $(106,068,250)
Net loss per share........................  $      (2.55)  $      (2.73)  $       (4.03)

     The unaudited pro forma consolidated financial information does not purport to represent what our results of operations would have been had the acquisitions occurred as of such date, nor what results will be for any future period.

4. LEASES RECEIVABLE

     We sell certain of our telephone banking products under sales-type leases. At December 31, 2000, future minimum lease payments under non-cancelable leases are as follows:

        Total minimum lease payments receivable:

                                             2001...........  $  697,234
                                             2002...........     692,094
                                             2003...........     511,858
                                             2004...........     248,010
                                             Thereafter.....      41,725
                                                              ----------
                                                               2,190,921
Less amount representing interest...........................    (316,735)
                                                              ----------
Present value of net minimum lease payments receivable......   1,874,186
                                                              ----------
Less current maturities of lease payments receivable........    (671,580)
                                                              ----------
Leases receivable, net of current portion...................  $1,202,606
                                                              ==========

5. PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 1999 and 2000 consisted of the following:

                                                                 1999         2000
                                                              ----------   -----------
Leasehold improvements......................................  $  739,241   $ 1,138,369
Computer equipment..........................................   2,667,190     4,132,127
Furniture and fixtures......................................     155,733       424,339
Machinery and other equipment...............................   1,686,017     2,614,118
Software....................................................   1,831,667     1,860,822
                                                              ----------   -----------
                                                               7,079,848    10,169,775
Less accumulated depreciation...............................    (141,138)   (3,552,971)
                                                              ----------   -----------
Property and equipment, net.................................  $6,938,710   $ 6,616,804
                                                              ==========   ===========

     Depreciation expense for the year ended December 31, 1998, for the period from January 1, 1999 to February 28, 1999, for the period from March 1, 1999 to December 31, 1999, and for the year ended December 31, 2000 was $14,736, $2,476, $190,524 and $1,773,436, respectively.

                                  NETZEE, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

6. INTANGIBLE ASSETS

     Intangible assets at December 31, 1999 and 2000 consisted of the following:

                                                                1999           2000
                                                            ------------   ------------
Goodwill..................................................  $         --   $  1,903,393
Workforce.................................................       830,000      4,427,000
Contracts in progress.....................................     1,880,000      1,880,000
Marketing agreements......................................     4,135,104      4,135,104
Acquired technology.......................................   126,523,364    125,429,717
                                                            ------------   ------------
                                                             133,368,468    137,775,214
Less accumulated amortization.............................   (12,756,780)   (47,824,555)
                                                            ------------   ------------
Intangible assets, net....................................  $120,611,688   $ 89,950,659
                                                            ============   ============

     Intangible amortization expense for the year ended December 31, 1998, for the period from January 1, 1999 to February 28, 1999, for the period from March 1, 1999 to December 31, 1999 and for the year ended December 31, 2000 was $0, $0, $12,863,016, and $52,802,042, respectively.

7. NOTE PAYABLE

     On October 18, 1999, we entered into a $1,345,000 term loan with a bank to secure the purchase of equipment. The loan bore interest at LIBOR plus 2% per annum and was due in 60 monthly installments starting November 1, 1999. On August 22, 2000 the loan was revalued and refinanced due to equipment upgrades. The loan amount was thereby increased to $1,650,000 resulting in net proceeds of $400,192. The loan was secured by equipment and a personal guaranty by two directors of Netzee. As of December 31, 2000, the outstanding loan balance was $1,599,821. On March 1, 2001, the note payable was assumed by the directors providing the guarantee, in exchange for the equipment that was purchased with the proceeds of the loan. We no longer have any liability under the loan.

8. RELATED-PARTY TRANSACTIONS

     As discussed in Note 3, we completed several acquisitions during 1999 and 2000. In some of these transactions, persons who were previously officers, directors or shareholders of the acquired companies became executive officers, directors or beneficial owners of more than 5% of our common stock.

  Our Relationships with InterCept

     Our Chairman of the Board of Directors is the Chairman and Chief Executive Officer of InterCept. Our Chief Executive Officer is a director of InterCept. Our former Chief Executive Officer and current Vice Chairman of the Board of Directors is a director of InterCept. A non-employee director of Netzee is also a director of InterCept.

     Prior to our initial public offering, InterCept loaned us money to fund the cash portions of the acquisitions of Dyad and Call Me Bill discussed in Note 3 and to fund our operations. All pre-offering borrowings were paid off with proceeds from the initial public offering. On December 15, 1999, we received a commitment for a $15 million line of credit from InterCept. As of December 31, 1999, we had borrowed approximately $11 million from InterCept based on the terms of this commitment. During 1999, we incurred approximately $677,000 of interest expense associated with these borrowings. In May 2000, the $15 million line of credit agreement with InterCept was finalized. At that time, the outstanding principal balance due on the borrowings was transferred to the line of credit. The line of credit bore interest at a rate of prime plus 2% and was secured

                                  NETZEE, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

by substantially all of our assets. Accrued interest under the line of credit was payable quarterly beginning July 1, 2000. The principal balance was payable at maturity on May 31, 2003. The line of credit provided for earnings, tangible net worth and other affirmative and negative covenants with which we were required to comply, and provided for various other conditions and restrictions. As of December 31, 2000, we were out of compliance with certain of these covenants. However, InterCept waived such noncompliance as of December 31, 2000. These borrowings were used to fund working capital requirements. As of December 31, 2000, the outstanding balance on the line of credit was $15 million. We incurred approximately $1.1 million of interest expense associated with our borrowings from InterCept for the year ended December 31, 2000.

     In September 2000, Harland loaned us $5 million pursuant to a promissory note we issued to Harland, as described below. In conjunction with the sale of assets related to our regulatory and reporting products to InterCept in February 2001, we converted the $15 million line of credit with InterCept and our $5 million promissory note to Harland into a joint $20 million credit facility (see
Note 19). The proceeds from the sale of our regulatory and reporting products were used to pay down this credit facility subsequent to December 31, 2000.

     In September 1999, we entered into a marketing agreement with InterCept under which we sell InterCept's products and services and InterCept sells our products and services. Under this agreement, we pay a commission to InterCept for each sale of our products and services made by InterCept and for each referral to our sales force that results in a sale. We paid InterCept approximately $188,000 and $357,000 in 1999 and 2000, respectively, as a result of this agreement.

     During 1999 and 2000, we shared some of our facilities with InterCept. We incurred approximately $124,000 and $163,000 related to those shared costs during 1999 and 2000, respectively.

     During 2000, we used InterCept's vendor relationships to purchase certain hardware and software used to implement our Internet and telephone banking products. By utilizing these vendor relationships, we were able to take advantage of discounts that we would have been unable to obtain on our own. In addition, InterCept assisted us in managing the ordering and inventory process related to this equipment. During 2000, we incurred approximately $435,000 in costs to purchase the equipment, which included a fee to InterCept for its services.

  Our Relationships with Harland

     On September 29, 2000, we entered into an acquisition agreement with Harland to acquire Harland's Internet banking and bill payment businesses. Simultaneously with the signing of the acquisition agreement, we borrowed $5.0 million from Harland pursuant to a promissory note. The note bore interest at a rate of prime plus 2% and was secured by substantially all of our assets. Such security was pari passu in priority to the security given to InterCept with respect to the line of credit. Accrued interest under the note was payable quarterly beginning January 1, 2001. The principal balance was payable at maturity on September 29, 2005. Subsequent to September 29, 2002, Harland had the right to demand full payment of the note and all accrued interest with 30 days' notice. The proceeds from the note were used to fund working capital requirements. We incurred approximately $148,000 of interest expense associated with our borrowings from Harland for the year ended December 31, 2000.

     In connection with the acquisition of assets from Harland, beginning in November 2000, we subleased our Connecticut and Oregon facilities from Harland. We incurred approximately $135,000 in expenses during 2000 associated with these subleases. Additionally, we incurred costs totaling approximately $322,000 related to the usage of certain of their employees, administrative support and equipment during the post-acquisition transition.

                                  NETZEE, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     In conjunction with the sale of assets related to our regulatory and reporting products to InterCept in February 2001, we converted the $15 million line of credit with InterCept and our $5 million promissory note to Harland into a joint $20 million credit facility (see Note 19).

  Our Other Relationships

     Our former Chief Executive Officer and current Vice Chairman of the Board of Directors is a partner at Nelson Mullins Riley & Scarborough, L.L.P., a law firm that provided legal services to us. We paid approximately $98,000 and $425,000 during fiscal 1999 and 2000, respectively, to this firm for these legal services.

     On July 1, 1999, certain officers and directors of Netzee entered into full-recourse promissory notes with Direct Access as lender. These notes totaled $3,110,000 and were given as consideration for the issuance of shares of Direct Access common stock to these individuals. Each of the notes bears interest at 7% per year and matures on June 30, 2002. In 2000, principal payments on the notes were made in the amount of $1,766,500 and interest payments were made in the amount of $237,073. As of December 31, 2000, the outstanding principal balances totaled $1,343,500. Accrued interest on the notes as of December 31, 2000 totaled approximately $79,000. In January 2001, we received an additional $300,000 in repayment of the outstanding principal balance of certain of these notes.

     On August 5, 1999, an officer of Netzee entered into a full-recourse promissory note with Netzee as lender. The note totaled $93,300 and the proceeds were used to exercise options to purchase shares of our common stock. Accrued interest on this note as of December 31, 2000 was approximately $10,000. The loan bears interest at a rate of 7% and matures on August 4, 2002.

     On October 18, 1999, we entered into a $3,000,000 line of credit facility with a company, and in connection therewith, an affiliate of that company was appointed as one of our directors. In connection with this line of credit, we issued to that company a warrant to purchase 461,876 shares of our common stock. This warrant was exercised in full in March 2000 (see Note 11).

     During 1999, we leased our former headquarters in Atlanta, Georgia from The Bankers Bank. We paid a total of $32,400 and $12,500 under this lease during 1999 and 2000, respectively. We also paid The Bankers Bank a total of $48,000 during 2000 relating to the marketing agreement we have with The Bankers Bank.

                                  NETZEE, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Related-Party Borrowings

     Related-party loans from shareholders at December 31, 1999 and 2000 consisted of the following:

                                                               1999           2000
                                                            -----------    -----------
Borrowings from InterCept, interest payable monthly at
  prime plus 2% beginning May 1, 2000; principal payable
  in full on March 31, 2002; the note was secured by
  substantially all our assets............................  $10,956,930    $        --
Line of credit from InterCept, interest payable quarterly
  at prime plus 2%; principal payable in full on May 31,
  2002; the line of credit was secured by substantially
  all our assets..........................................           --     15,000,000
Promissory note to Harland, interest payable quarterly at
  prime plus 2%; payable in full and on 30 days' demand on
  September 29, 2002; the note was secured by
  substantially all our assets............................           --      5,000,000
                                                            -----------    -----------
                                                             10,956,930     20,000,000
Less current maturities...................................           --             --
                                                            -----------    -----------
                                                            $10,956,930    $20,000,000
                                                            ===========    ===========

     Management believes that these transactions were made on terms no less favorable to us than could have been obtained with unaffiliated third parties on an arm's length basis.

9. RESTRUCTURING COSTS

     In the fourth quarter of 2000, we initiated a restructuring of management with the termination of certain management employees. Consequently, a restructuring charge of $586,200 was recorded in accordance with Emerging Issues Task Force ("EITF") 94-3, "Liability Recognition for Cost to Exit an Activity (Including Certain Costs Incurred in a Restructuring)." This amount was comprised of $375,000 in non-cash stock-based compensation associated with the accelerated vesting of restricted stock, which is included in amortization of stock-based compensation in the Consolidated Statement of Operations, and $211,200 in severance and payroll-related items. As of December 31, 2000, approximately $98,000 remains as an accrued liability and will be paid in 2001.

     Subsequent to December 31, 2000, we finalized and announced restructuring plans to reduce expenses through the consolidation of our Internet and bill payment operations. This restructuring will result in the closure of our offices in Kentucky, Texas and Tennessee, downsizing of offices in Alabama and Connecticut, and staff reductions of approximately 100 employees. In connection with this restructuring, we have accrued approximately $1 million as additional purchase price for the acquisition of assets from Harland as a result of the termination of employees and the closing of offices obtained in that acquisition in accordance with EITF 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination." This amount is comprised of approximately $800,000 for severance and payroll-related items and approximately $200,000 for office lease and other contract termination costs. These amounts will be paid in 2001. We anticipate recording an additional restructuring charge of $2.0 million associated with these plans in the first quarter of 2001 for the termination of employees, office leases and other contracts not obtained in the acquisition of assets from Harland.

                                  NETZEE, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

10. ASSET IMPAIRMENT CHARGES

     In accordance with the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets," we perform an impairment test with regards to a long-lived asset when a "triggering event" occurs which may indicate that the carrying value of the asset is unrealizable. Our policy for the completion of such analysis is to compare the undiscounted cash flows expected to be generated from the long-lived asset over its useful life to the carrying value of the asset. SFAS No. 121 also requires that when a group of assets being tested for impairment was acquired as part of a business combination using the purchase method of accounting, any cost in excess of net assets acquired that arose as part of the transaction must be included as part of the asset group. During 2000, management determined that a triggering event had occurred with respect to certain acquired software applications as a result of our management restructuring and realigned strategic focus. An analysis of the estimated future cash flows expected to be generated by these acquired assets was determined to be less than the carrying amount, and allocated cost was determined to be in excess of net assets acquired. Therefore, these acquired assets were determined to be impaired in accordance with SFAS No. 121. Consequently, the original cost bases of these assets were reduced to reflect the fair market value of such assets at the date of the analysis. This resulted in a $26.3 million asset impairment loss. In the preparation of this analysis, we considered recent transactions and market trends involving similar assets in determining the fair market value.

11. EXTRAORDINARY ITEM

     On October 18, 1999, we entered into a $3,000,000 line of credit facility with a company, and in connection therewith, an affiliate of that company was appointed as one of our directors. The line of credit facility bore interest at the prime rate. In conjunction with the line of credit facility, we issued warrants to purchase 461,876 shares of common stock at an exercise price of $3.25 per share. We recorded deferred financing costs for the difference between the fair value of common stock, valued at $13.25 per share, and the exercise price of the warrants. The deferred financing costs were to be recognized over the three-year term of the line of credit. The line of credit facility was terminated in December 1999 in connection with the receipt of the commitment from InterCept discussed in Note 8 above. The termination resulted in the recognition of an extraordinary non-cash loss of $4,518,760 for the period from March 1, 1999 to December 31, 1999 related to the write off of the unamortized deferred financing fees.

12. INCOME TAXES

     We have incurred net operating losses ("NOL") since inception. As of December 31, 1999 and 2000, we had NOL carryforwards of approximately $2.9 million and $25.8 million, respectively, available to offset our future income tax liability. The NOL carryforwards will begin to expire in 2014. Due to the uncertainty of the realizability of the net operating losses, we have not reflected an income tax benefit in the accompanying statements of operations for any period presented and have recorded a valuation allowance equal to the net deferred tax assets at December 31, 1999 and 2000.

                                  NETZEE, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The components of the deferred tax assets and liabilities are as follows as of December 31, 1999 and 2000:

                                                                    DECEMBER 31,
                                                             --------------------------
                                                                1999           2000
                                                             -----------   ------------
Deferred tax assets:
  Net operating loss carryforwards.........................  $ 1,124,895   $  9,803,611
  Deferred revenue.........................................    2,405,020      2,863,431
  Accounts receivable reserve..............................      108,965        260,680
  Stock-based compensation.................................    1,744,960      2,924,100
  Intangible assets........................................           --      6,619,363
  Other....................................................      349,220          9,025
                                                             -----------   ------------
          Total deferred tax assets........................    5,733,060     22,480,210
Deferred tax liabilities:
  Property and equipment...................................           --       (190,000)
  Unbilled accounts receivable.............................           --       (256,544)
                                                             -----------   ------------
          Total deferred tax liabilities...................           --       (446,544)
                                                             -----------   ------------
Net deferred tax assets....................................    5,733,060     22,033,666
Valuation allowance........................................   (5,733,060)   (22,033,666)
                                                             -----------   ------------
          Net..............................................  $        --   $         --
                                                             ===========   ============

     The components of the income tax benefit for the year ended December 31, 1998, for the period from March 1, 1999 to December 31, 1999, and for the year ended December 31, 2000 are as follows:

                                           PREDECESSOR                  NETZEE, INC.
                                        -----------------   -------------------------------------
                                        DECEMBER 31, 1998   DECEMBER 31, 1999   DECEMBER 31, 2000
                                        -----------------   -----------------   -----------------
Current benefit:
  Federal.............................      $      --          $        --        $         --
  State...............................             --                   --                  --
                                            ---------          -----------        ------------
                                                   --                   --                  --
Deferred benefit:
  Federal.............................       (119,633)          (5,134,862)        (14,584,753)
  State...............................        (14,075)            (598,198)         (1,715,853)
                                            ---------          -----------        ------------
          Total benefit...............       (133,708)          (5,733,060)        (16,300,606)

                                             (133,708)          (5,733,060)        (16,300,606)
Valuation allowance...................        133,708            5,733,060          16,300,606
                                            ---------          -----------        ------------
          Total.......................      $      --          $        --        $         --
                                            =========          ===========        ============

                                  NETZEE, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following is a summary of the items which resulted in recorded income taxes that differ from taxes computed using the statutory income tax rates for the years ended December 31, 1998, for the period from March 1, 1999 to December 31, 1999, and for the year ended December 31, 2000:

                                                                               NETZEE,
                                                                 PREDECESSOR     INC.
                                                                ------------------------
                                                                 1998      1999    2000
                                                                 ----      ----    ----
Tax benefit at federal statutory rates......................       34%       34%    34%
Tax benefit at state statutory rate.........................        4         4      4
Nondeductible amortization..................................       --       (17)   (21)
Effect of valuation allowance...............................      (38)      (21)   (17)
                                                                  ---       ---    ---
Effective tax rate..........................................       --%       --%    --%
                                                                  ===       ===    ===

     The income tax benefit for the period from January 1, 1999 to February 28, 1999 was not material.

13. PREFERRED STOCK

     In December 1999, we issued 500,000 shares of Series A 8% Convertible Preferred Stock, no par value ("Series A Preferred Stock"), for $13.00 per share as part of our acquisition of DPSC. The Series A Preferred Stock was convertible at the option of the shareholder, in whole or in part, into 411,067 shares of common stock. In addition, if the average closing price of our common stock had equalled or exceeded $26.00 per share for any four-week period, we would have been permitted to redeem all of the Series A Preferred Stock for cash or 411,067 shares of common stock upon at least 10 but not more than 90 days' written notice. If we had elected to redeem the Series A Preferred Stock for cash, the holder had the option to receive payment in common stock by providing notice of such election within five days of the notice of redemption. This condition to our redemption option with respect to the Series A Preferred stock was never met. Series A Preferred Stock dividends were cumulative and were payable when declared by the Board of Directors, at the rate of $1.04 per share. We accrued $24,200 in dividends on the shares of Series A Preferred Stock for the period from March 1, 1999 to December 31, 1999. During 2000, we paid $24,200 in accrued dividends related to 1999.

     In September 2000, we exchanged all 500,000 shares of Series A Preferred Stock for 500,000 shares of Series B 8% Convertible Preferred Stock, no par value (the "Series B Preferred Stock"). This exchange was effected to reflect the original intent of the parties to the acquisition of assets from DPSC. The rights, preferences and limitations of the Series B Preferred Stock are substantially identical to those of the Series A Preferred Stock, except for two differences. First, upon conversion of the Series B Preferred Stock, a holder is entitled to receive all accrued but unpaid dividends thereupon. Under the terms of the Series A Preferred Stock, Netzee was not obligated to pay such dividends upon conversion. Second, upon liquidation of Netzee, a holder of the Series B Preferred Stock is entitled to receive all accrued but unpaid dividends thereupon. Under the terms of the Series A Preferred Stock, Netzee was only obligated to pay such dividends to the extent that they were declared but unpaid.

     The shares of Series A Preferred Stock were, and the shares of Series B Preferred Stock are, commencing June 15, 2002, subject to the right of the holder thereof to require us to repurchase all of such shares at a price of $13.00 per share plus all accrued and unpaid dividends thereupon.

     We have accrued $520,000 in dividends on the shares of Series B Preferred Stock for the year ended December 31, 2000.

14. STOCK OPTION PLAN

     During 1999, we adopted, and our shareholders approved, the 1999 Stock Option and Incentive Plan (the "Plan"). Awards under the Plan are granted to eligible officers, directors, employees and other persons by the

                                  NETZEE, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Board of Directors or by our Compensation Committee, which is composed of three members of our Board of Directors. Awards issued under the Plan may include incentive stock options ("ISOs"), nonqualified stock options ("NQSOs"), restricted stock or stock appreciation rights. The Compensation Committee administers the Plan and generally has the discretion to determine the terms of an option grant, including the number of option shares, option price, term, vesting schedule, the post-termination exercise period, and whether the grant will be an ISO or NQSO, except that the Board of Directors must approve all awards to our executive officers and directors.

     The maximum number of shares of common stock that may be issued under the Plan as of January 1, 2001 is 6,323,233. The Plan provides that the number of shares of common stock available for issuance shall be automatically increased on January 1 of each year to an amount equal to 20% of the fully diluted shares of stock outstanding on December 31 of the previous year, provided that the shares available for issuance shall not be less than 3,500,000, and no more than 3,500,000 shares shall be issuable with respect to ISOs.

     The Plan will remain in effect until terminated by the Board of Directors. The Board of Directors may generally amend the Plan without the consent of our shareholders.

     During 1999, we issued options with exercise prices below the initial public offering price. Accordingly, we recorded approximately $13.1 million in deferred compensation and included such amount in common stock. This amount is being amortized over the respective vesting periods of the options. We recorded $4.6 million and $3.2 million in compensation expense for these options during 1999 and 2000, respectively.

     A summary of stock options granted and related information for the years ended December 31, 1999 and 2000 is presented below:

                                                            SHARES       PRICE RANGE
                                                           ---------    --------------
Outstanding at December 31, 1998.........................         --            $   --
  Granted................................................  2,815,500    $2.00 - $14.75
  Exercised..............................................         --            $   --
                                                           ---------
Outstanding at December 31, 1999.........................  2,815,500    $2.00 - $14.75
                                                           ---------

  Granted................................................  2,382,417    $0.01 - $22.13
  Exercised..............................................    (14,167)   $0.01 - $ 5.00
  Forfeited..............................................   (890,778)   $5.00 - $22.13
                                                           ---------
Outstanding at December 31, 2000.........................  4,292,972    $0.01 - $22.13
                                                           =========

Exercisable at December 31, 2000.........................  1,239,920    $0.01 - $17.08
                                                           =========

                                  NETZEE, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following summarizes information about the stock options outstanding as of December 31, 2000:

                           OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                 ----------------------------------------   --------------------------
                                    WEIGHTED
                     NUMBER         AVERAGE     WEIGHTED        NUMBER       WEIGHTED
                 OUTSTANDING AT    REMAINING     AVERAGE    EXERCISABLE AT    AVERAGE
   RANGE OF       DECEMBER 31,    CONTRACTUAL   EXERCISE     DECEMBER 31,    EXERCISE
EXERCISE PRICES       2000           LIFE         PRICE          2000          PRICE
- ---------------  --------------   -----------   ---------   --------------   ---------
$ 0.01 - $ 3.81      946,789         8.66        $ 2.40         486,887       $ 2.58
     $4.00         1,088,200         9.77        $ 4.00              --       $   --
$ 4.38 - $ 8.94    1,064,916         8.90        $ 5.29         354,814       $ 5.00
$ 9.75 - $11.19      487,377         8.81        $ 9.78          63,885       $ 9.98
$14.00 - $15.00      585,166         8.87        $14.13         315,810       $14.08
$15.25 - $22.13      120,524         8.34        $21.24          18,524       $17.08
                   ---------                                  ---------
                   4,292,972         8.89        $ 9.47       1,239,920
                   =========                                  =========

     During 1999, we issued 75,000 shares of restricted stock under the Plan. In conjunction with our management restructuring (see discussion in Note 9), we accelerated the vesting period of 25,000 of these shares in exchange for the forfeiture of 25,000 shares. As of December 31, 2000, there were 50,000 shares issued and outstanding related to this grant, all of which are vested. The weighted average fair value of these shares at grant date was $15.00.

     During 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which defines a fair value-based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Entities electing to use the accounting methodology required by APB Opinion No. 25 must make pro forma disclosures of net income, and, if presented, earnings per share, as if the fair value-based method of accounting defined in SFAS No. 123 had been applied.

     We have elected to account for our stock-based compensation plan under APB Opinion No. 25. We have computed, for pro forma disclosure purposes, the value of all options to purchase shares of our common stock granted in 1999 and 2000 to our employees using the Black-Scholes option pricing model prescribed in SFAS No. 123 and the following weighted-average assumptions: for 1999, risk-free interest rates of 5.80% to 6.17%, expected dividend yield of 0%, expected lives of four years, and expected volatility of 69%; and for 2000, risk-free interest rates of 6.03% to 6.21%, expected dividend yield of 0%, expected lives of four years, and expected volatility of 132%.

     The weighted average fair value of options granted to employees of Netzee in 1999 and 2000 was $11.33 and $6.51 per share, respectively. The total value of the options granted to these employees during 1999 and 2000 was computed as approximately $21.0 million and $15.9 million, respectively, which would be amortized on a pro forma basis over the three-year vesting period of the options. If we had accounted for the Plan in accordance with SFAS No. 123, our net income for the years ended December 31, 1999 and 2000 would have been as follows:

                                                            YEAR ENDED     YEAR ENDED
                                                           DECEMBER 31,   DECEMBER 31,
                                                               1999           2000
                                                           ------------   -------------
Net loss attributable to common shareholders as
  reported...............................................  $(26,954,876)  $ (97,160,679)
Pro forma net loss.......................................  $(28,212,750)  $(106,810,679)
Earnings per share (basic and diluted) as reported.......  $      (2.34)  $       (4.37)
Earnings per share (basic and diluted) pro forma.........  $      (2.44)  $       (4.80)

                                  NETZEE, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

15. BASIC AND DILUTED NET LOSS PER SHARE

     Basic and diluted net loss per share has been computed in accordance with SFAS No. 128, "Earnings per Share," using net loss divided by the weighted average number of shares of common stock outstanding for the period presented. Potentially dilutive options to purchase 2,815,500 and 4,292,972 shares of common stock with a weighted average exercise price of $7.47 and $6.49 per share were outstanding at December 31, 1999 and 2000. Approximately 411,067 common shares issuable upon conversion of the preferred stock for the years ended December 31, 1999 and 2000, 461,876 outstanding warrants to purchase common stock for the year ended December 31, 1999 and 856,842 common shares issuable upon the achievement of certain performance targets associated with the DVI and Card Plus acquisitions, were excluded from the presentation of diluted net loss per share, as they are antidilutive due to the net loss. There were no potentially dilutive securities outstanding for the year ended December 31, 1998.

16. EMPLOYEE BENEFITS

     In 1999, we established a defined contribution 401(k) savings plan, which covers substantially all employees, subject to certain minimum age and service requirements. Contributions to this plan are voluntary; however, for 1999 we matched 100% of the first 6% of an employee's compensation contributed. For the year ended December 31, 2000, we matched in cash 100% of the first 4% of compensation contributed, and in our common stock 100% of the next 2% of compensation contributed. The stock will be issued to those employees who contributed in excess of 4% and were still employed by us as of December 31, 2000. The number of shares was determined by taking the total dollar value of the matching contribution divided by the share closing price on the last trading day of the year ($0.375 on December 29, 2000). We contributed approximately 379,000 shares valued at approximately $142,000. Our cash contributions were approximately $59,000 and $577,000 for the period from March 1, 1999 to December 31, 1999 and for the year ended December 31, 2000, respectively.

17. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                                  PREDECESSOR                       NETZEE, INC.
                                         ------------------------------   ---------------------------------
                                                        FOR THE PERIOD      FOR THE PERIOD
                                                        FROM JANUARY 1,     FROM MARCH 1,
                                          YEAR ENDED        1999 TO              1999           YEAR ENDED
                                         DECEMBER 31,    FEBRUARY 28,      TO DECEMBER 31,     DECEMBER 31,
                                             1998            1999                1999              2000
                                         ------------   ---------------   ------------------   ------------
Cash paid for interest.................    $14,034          $2,971           $   740,638       $   908,132
Supplemental disclosure of non-cash
  investing and financing activities:
  Stock issued for acquisitions........         --              --            71,884,011        39,834,929
  Warrants issued for the purchase of
     common stock......................         --              --             4,618,760                --
  Stock issued for notes receivable....         --              --             3,110,000                --
  Purchase of property and equipment
     with note payable.................         --              --             1,345,000                --
  Stock issued as deferred
     compensation......................         --              --             1,125,000                --
  Stock issued in connection with
     marketing agreements, net of cash
     paid..............................         --              --             1,079,096                --
  Capital contribution for property and
     equipment from shareholder........         --              --               750,000                --
  Exercise of stock options for note
     receivable........................         --              --                93,300                --
  Stock issued for employer 401(k)
     match.............................         --              --                    --           142,204

                                  NETZEE, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

18. COMMITMENTS AND CONTINGENCIES

     We lease various facilities under non-cancelable property lease agreements. Future minimum annual obligations under these leases as of December 31, 2000 are as follows:

2001........................................................  $1,772,397
2002........................................................   1,532,281
2003........................................................     955,744
2004........................................................     634,669
2005........................................................     346,470
Thereafter..................................................      28,759
                                                              ----------
          Total.............................................  $5,270,320
                                                              ==========

     Rent expense for the years ended December 31, 1998, the period from January 1, 1999 to February 28, 1999, the period from March 1, 1999 to December 31, 1999, and the year ended December 31, 2000 was $53,604, $8,934, $138,874, and
$1,111,384, respectively.

LITIGATION

     We are party to various claims and legal proceedings that arise in the normal course of business. Management, on the advice of legal counsel, does not believe that a negative outcome of any known pending litigation would have a material adverse effect on us or our financial position and results of operations.

19. SUBSEQUENT EVENTS

DISPOSITION OF DPSC ASSETS

     On February 2, 2001, we sold to InterCept certain of the operating assets acquired from DPSC in 1999 and InterCept assumed certain of related operating liabilities, for total consideration of approximately $16 million, including liabilities assumed of approximately $2 million. We received cash proceeds of approximately $14 million, of which $250,000 was placed in escrow for indemnification and other purposes. The amount of the consideration was determined based upon arm's length negotiations.

JOINT CREDIT FACILITY

     In conjunction with the sale of the former DPSC assets to InterCept on February 2, 2001, we converted our $15 million line of credit with InterCept and our $5 million promissory note with Harland into a $20 million joint credit facility ($15 million funded by InterCept and $5 million funded by Harland). The terms of the credit facility remain consistent with the terms of the former InterCept line of credit and Harland promissory note, except that both InterCept and Harland now have the right (instead of just InterCept) to enforce the covenants contained in the line of credit agreement. Proceeds from the disposition of the DPSC assets were utilized to pay down this facility.